EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 15, 2006, relating to the consolidated financial statements and financial statement schedule of Analysts International Corporation and subsidiaries and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Analysts International Corporation and subsidiaries for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
September 18, 2006